Exhibit 2.2


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             GEOWASTE INCORPORATED,

                              SPECTRUM GROUP, INC.,

            D/B/A UNITED SANITATION, OCALA CHEMICAL, MILLS DISPOSAL,

                           SPECTRUM ACQUISITION CORP.,

                                   JOHN PAGLIA

                                       and

                                 MICHAEL PAGLIA

                              Dated August 12, 1996
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                                    ARTICLE I

                                    DEFINITIONS...................  1
Section 1.1     Defined Terms.....................................  1

                                   ARTICLE II

                                   THE MERGER....................  5
Section 2.1     The Merger.......................................  5
Section 2.2     Effective Time of the Merger.....................  6

                                   ARTICLE III

                                   THE SURVIVING CORPORATION...... 6
Section 3.1     Certificate of Incorporation.....................  6
Section 3.2     By-laws..........................................  6
Section 3.3     Directors........................................  6
Section 3.4     Officers.........................................  7
Section 3.5     Further Action...................................  7

                                   ARTICLE IV

                                   CONVERSION OF SHARES..........  7
Section 4.1     Conversion of GeoSub and Company Shares
                in Merger........................................  7
Section 4.2     Surrender of Company Common Stock................  8
Section 4.4     Closing..........................................  8

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                         THE COMPANY AND THE STOCKHOLDERS......... 9
Section 5.1    Organization, Qualification and
               Corporate Power...................................  9
Section 5.2    Capitalization....................................  9
Section 5.3    Subsidiaries...................................... 10
Section 5.4    Authorization of Transaction...................... 10
Section 5.5    Noncontravention.................................. 10
Section 5.6    Financial Statements.............................. 10
Section 5.7    Absence of Certain Changes or Events.............. 11
Section 5.8    Undisclosed Liabilities........................... 13
Section 5.9    Taxes............................................. 13
Section 5.10   Brokers' Fees..................................... 14
Section 5.11   No Competing Interest............................. 14
Section 5.12   Litigation........................................ 14
Section 5.13   Licenses.......................................... 14
Section 5.14   Disclosure........................................ 14
Section 5.15   Title to Assets................................... 15
Section 5.16   Condition of Tangible Assets...................... 15
Section 5.17   Contracts and Commitments......................... 15
Section 5.18   Labor Matters..................................... 17
Section 5.19   Proprietary Rights................................ 17
Section 5.20   Employee Benefit Plans............................ 18
Section 5.21   Transactions with Certain Persons................. 22
Section 5.22   Insurance......................................... 22
Section 5.23   Environmental Matters............................. 22
Section 5.24   OSHA Compliance................................... 23
Section 5.25   Accounts Receivable............................... 24
Section 5.26   Inventories....................................... 24
Section 5.27   Customers and Suppliers........................... 24
Section 5.28   Books and Records................................. 24
Section 5.29   Bank Accounts; Powers of Attorney................. 25
Section 5.30   Investment Representations........................ 25
Section 5.31   Accuracy of Documents and Information............. 26

                                   ARTICLE VI

        REPRESENTATIONS AND WARRANTIES OF GEOWASTE AND GEOSUB.....26
Section 6.1    Organization, Qualification and
               Corporate Power....................................26
Section 6.2    Capitalization.....................................26
Section 6.3    Authorization of Transaction.......................27
Section 6.4    Noncontravention...................................27
Section 6.5    Filings with the Commission........................27
Section 6.6    Financial Statements...............................28
Section 6.7    Brokers' Fees......................................28
Section 6.8    Litigation.........................................28
Section 6.9    Disclosure.........................................28
Section 6.10   Nasdaq Listing.....................................29
Section 6.11   Environmental Matters..............................29
Section 6.12   Customers and Suppliers............................30
Section 6.13   Investment Representations.........................30
Section 6.14   Accuracy of Documents and Information..............30

                                   ARTICLE VII

                                    COVENANTS.....................30
Section 7.1    Notices and Consents...............................31
Section 7.2    Registration Statement.............................31
Section 7.3    Compliance with the Securities Act.................32
Section 7.4    Share Legend.......................................32
Section 7.5    Non-competition Agreement..........................32
Section 7.6    New Lease. ........................................32
Section 7.7    Appointment to Board of Directors..................33
Section 7.8    Reorganization Treatment...........................33
Section 7.9    Release of Guarantees..............................33
Section 7.10   Payment of Company Debt............................33

                                  ARTICLE VIII

          CONDITIONS TO COMPANY'S AND STOCKHOLDERS' OBLIGATIONS
Section 8.1    Representations, Warranties and Covenants......... 34
Section 8.2    No Governmental Proceedings or Litigation..........34
Section 8.3    Corporate Documents............................... 34
Section 8.4    Certificates...................................... 34
Section 8.5    Opinion of Counsel................................ 34
Section 8.6    Employment Agreements............................. 35
Section 8.7    Delivery of Consents.............................. 35
Section 8.8    No Material Adverse Change........................ 35
Section 8.9    Guaranty of Lease................................. 35
Section 8.10   Voting Agreement.................................. 35
Section 8.11   Good Standing Certificates........................ 35

                                   ARTICLE IX

                   CONDITIONS TO GEOWASTE'S OBLIGATIONS...........35
Section 9.1    Representations, Warranties and Covenants..........36
Section 9.2    Consents...........................................36
Section 9.3    No Governmental Proceedings or Litigation..........36
Section 9.4    Opinions of Counsel................................36
Section 9.5    Material Adverse Changes...........................37
Section 9.6    Corporate Documents................................37
Section 9.7    Certificates.......................................37
Section 9.8    Non-Competition Agreement..........................37
Section 9.9    Voting Agreement...................................37
Section 9.10   New Lease  ........................................37
Section 9.11   Affiliate Agreements...............................37
Section 9.12   Resignations.......................................37
Section 9.13   Good Standing Certificates.........................38
Section 9.14   Annualized Gross Revenue...........................38

                                    ARTICLE X

              ACTIONS BY COMPANY AND GEOWASTE AFTER THE CLOSING...38
Section 10.1   Books and Records..................................38
Section 10.2   Survival of Representations, etc...................38
Section 10.3   Indemnification....................................39
Section 10.4   Further Assurances.................................42

                                   ARTICLE XI

                                  MISCELLANEOUS...................42
Section 11.1   Assignment ........................................42
Section 11.2   Notices; Transfer of Funds.........................42
Section 11.3   Governing Law......................................43
Section 11.4   Entire Agreement; Modifications and Waivers........44
Section 11.5   Counterparts/Telecopies............................44
Section 11.6   Expenses   ........................................44
Section 11.7   Invalidity ........................................44
Section 11.8   Titles     ........................................44
Section 11.9   Publicity  ........................................44
Section 11.10  Confidential Information...........................45

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT entered into on August 12, 1996 (this "Agreement"), among GeoWaste Incorporated, a Delaware corporation ("GeoWaste"), Spectrum Group, Inc., d/b/a United Sanitation, Ocala Chemical, Mills Disposal, a Florida corporation (the "Company"), Spectrum Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of GeoWaste ("GeoSub"), and John Paglia and Michael Paglia, the sole stockholders of the Company (individually, a "Stockholder" and, collectively, the "Stockholders").

     This Agreement contemplates a tax-free merger of GeoSub (the "Merger") with and into the Company in a reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The Stockholders will receive capital stock of GeoWaste in exchange for their capital stock of the Company.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

     "Affiliate" shall mean, when used with respect to a specified Person, another Person that, either directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used herein, the term "control" shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another Person.

     "Audited Balance Sheet" shall mean the audited balance sheet of the Company as of the Audited Balance Sheet Date, together with the notes thereon and the related unqualified report of Coopers & Lybrand LLP.

     "Audited Balance Sheet Date" shall mean December 31, 1995.

     "Audited Financial Statements" shall mean the Audited Balance Sheet and the audited statements of income, retained earnings and cash flows of the Company for the year ended December 31, 1995, together in each case with the related notes thereon and the related unqualified report of Coopers & Lybrand LLP.

     "Books and Records" shall mean all records pertaining to the assets, properties, business, operations, accounts, financial condition, contractors, suppliers or customers of the Company, regardless of whether such books and records are maintained for Tax or financial reporting purposes.

     "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601, ET SEQ.

     "Commission" shall mean the Securities and Exchange Commission.

     "Company Common Stock" shall mean the Company's common stock, par value $1.00 per share.

     "Company Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company.

     "Contract" shall mean any of the agreements, contracts leases or commitments described on the Disclosure Schedule and any agreements, contracts, leases or commitments of the Company not required to be described on the Disclosure Schedule solely because of the size or duration limitations on contracts required to be scheduled by this Agreement.

     "Damages" shall mean costs, losses (including, without limitation, diminution in value), liabilities, damages, lawsuits, deficiencies, claims, Taxes and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

     "Disclosure Schedule" shall mean a schedule executed and delivered by (i) the Company to GeoWaste concurrently herewith which sets forth the exceptions to the representations and warranties contained in Article V hereof and certain other information called for by Article V hereof and other provisions of this Agreement and (ii) GeoWaste to the Company concurrently herewith which sets forth the exceptions to the representations and warranties contained in Article VI hereof and certain other information called for by Article VI hereof and other provisions of this Agreement.

     "Encumbrance" shall mean any lien, pledge, claim, option, charge, easement, security interest, right-of-way, encumbrance or other right of any third party.

     "Environmental Laws" shall mean all local, state, federal and foreign laws and regulations relating to the protection of the environment, pollution control and Releases of Hazardous Substances as of the date hereof.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "GAAP" shall mean generally accepted accounting principles consistently applied.

     "GeoWaste Common Stock" shall mean GeoWaste's common stock, par value $.10 per share.

     "GeoWaste Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of GeoWaste and its Subsidiaries, taken as a whole.

     "Governmental Entity" shall mean any government, governmental entity, department, commission, board, agency or instrumentality, whether federal, state or local, and whether domestic or foreign.

     "Hazardous Substance" shall mean (A) any substance designated pursuant to section 1321(b)(2)(A) of Title 33 of the United States Code, (B) any element, compound, mixture, solution or substance designated pursuant to section 9602 of Title 42 of the United States Code, (C) any hazardous waste having the characteristics identified under or listed pursuant to section 3001 of the Solid Waste Disposal Act, (D) any toxic pollutant listed under section 1317(a) of Title 33 of the United States Code, (E) any hazardous air pollutant listed under section 112 of the Clean Air Act, (F) any imminently hazardous chemical substance or mixture with respect to which the Administrator of the United States Environmental Protection Agency has taken action pursuant to section 2606 of Title 15 of the United States Code and (G) petroleum and petroleum products.

     "IRS" shall mean the United States Internal Revenue Service.

     "Licenses" shall mean all licenses, permits, certificates and other governmental authorizations necessary to carry on the business of the Company as presently conducted, including, without limitation, environmental permits and authorizations, zoning approvals or any other approval from any Governmental Entity required for the Company's business; each License is identified on the Disclosure Schedule.

     "Nasdaq Small-Cap Market" shall mean The Nasdaq Stock Market's Small-Cap Market.

     "Paglia & Associates" shall mean a general partnership which owns the real property upon which the Company's business is operated, and which is owned equally by the Stockholders.

     "Person" shall mean an individual, firm, trust, association, corporation, partnership, limited liability company, Governmental Entity or other entity.

     "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant) into, upon or under the air, soil, surface water, groundwater, at any location, including any real property owned, leased, controlled or used by the Company or any predecessor entity to such person.

     "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Tax" or "Taxes" shall mean all taxes, charges, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, use, transfer, capital gains, transfer gains, license, payroll, privilege, and franchise taxes, imposed by any Governmental Entity and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

     "Unaudited Financial Statements" shall mean the unaudited balance sheet of the Company at June 30, 1996 and the unaudited statements of operations of the Company for the six months ended June 30, 1996, together with the related notes thereon, which financial statements have been compiled by Price & Stirrup, Certified Public Accountants and are attached as Exhibit A hereto.

     Section 1.2 OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:



  TERM                                           SECTION

Affiliate Agreements                             7.3
Benefit Arrangement                              5.20(a)(1)
Benefit Plans                                    5.20(a)(2)
Closing                                          4.3
Closing Date                                     4.3
Company Actions                                  5.12
Effective Time                                   2.2
Exchange Ratio                                   4.1(a)(i)
ERISA                                            5.20(a)(3)
ERISA Affiliate                                  5.20(a)(4)
ERISA Pension Plan                               5.20(a)(5)
ERISA Welfare Plan                               5.20(a)(6)
GeoWaste Action                                  6.8
Lease                                            7.7
New Lease                                        7.7
Merger Filing                                    2.2
Multiemployer Plan                               5.10(a)(7)
Personnel                                        5.7(b)(i)
Premises                                         7.7
Proprietary Rights                               5.19
Public Reports                                   6.5
Registration Statement                           7.2
Surviving Corporation                            2.1
Tax Returns                                      5.9

     Unless the context otherwise requires words in the singular include the plural and words in the plural include the singular.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined) GeoSub shall be merged with and into the Company in accordance with the provisions of (i) Florida Business Corporation Act ss. 607.1101 and (ii) Delaware General Corporation Law ss.252, and with the effect provided in Florida Business Corporation Act ss. 607.1101, and the separate existence of GeoSub shall thereupon cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue to be governed under the laws of the State of Florida and the name of the Surviving Corporation shall remain "Spectrum Group, Inc." Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger (a) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of the Company and GeoSub, (b) all obligations belonging to or due each of the Company and GeoSub shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed, (c) title to any real estate or any interest therein vested in the Company or GeoSub shall not revert or in any way be impaired by reason of the Merger,
(d) all rights of creditors and all liens upon any property of the Company or GeoSub shall be preserved unimpaired, and (e) the Surviving Corporation shall be liable for all of the obligations of the Company and GeoSub as may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

     Section 2.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger, in the form set forth in Exhibit B hereto, is filed with the Secretary of State of the State of Delaware and the Articles of Merger and Plan of Merger in the forms set forth in Exhibit C hereto are filed with the Secretary of State of the State of Florida (the "Merger Filing") or such later date and time as may be specified in the Articles of Merger, such filings shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 4.3.

                                   ARTICLE III

                            THE SURVIVING CORPORATION

     Section 3.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until duly amended in accordance with the terms thereof and applicable law.

     Section 3.2 BY-LAWS. The By-laws of the Surviving Corporation as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided in the Certificate of Incorporation of the Surviving Corporation and applicable law.

     Section 3.3 DIRECTORS. The directors of the Surviving Corporation at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and applicable law.

     Section 3.4 OFFICERS. The officers of the Surviving Corporation at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

     Section 3.5 FURTHER ACTION. If at any time after the Effective Time, GeoWaste shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of the Company to be acquired by the Surviving Corporation by reason of, or as a result of, the Merger, or otherwise to carry out the provisions of this Agreement, the Board of Directors and officers of the Company last in office shall, to the extent then permitted so to do by applicable law, execute and deliver upon GeoWaste's reasonable request, any and all deeds, assignments, conveyances, agreements, documents, instruments or assurances in law, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise carry out provisions of this Agreement.

                                   ARTICLE IV

                              CONVERSION OF SHARES

     Section 4.1 CONVERSION OF GEOSUB AND COMPANY SHARES IN MERGER. (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

                  (i) Each share of common stock of GeoSub issued and outstanding on the Effective Date shall be converted, without any further action, into and be one share of Company Common Stock.

                  (ii) Each share of Company Common Stock issued and outstanding at the Effective Time, subject to the terms and conditions of this Agreement, shall be converted, without any further action, into the right to receive, and become exchangeable for, 26,666 and 2/3 shares (the "Exchange Ratio") of fully paid and non-assessable GeoWaste Common Stock and $11,465.53.

                  (iii) Any option, warrant or right to purchase capital stock of the Company outstanding on the date hereof shall be canceled prior to the Effective Time in accordance with the terms thereof.

     (b) The Company shall take such actions as are necessary to ensure that from and after the Effective Time none of the Company, the Surviving Corporation or any of its subsidiaries is or will be bound by any options, warrants, rights granted or agreements entered into by the Company or any of its former subsidiaries prior to the Effective Time which would entitle any person, other than GeoWaste or its subsidiaries to beneficially own, or receive any payments in respect of, any capital stock of the Company or the Surviving Corporation.

     (c) If, prior to the Effective Time, GeoWaste should split or combine the GeoWaste Common Stock, or pay a stock dividend or other stock distribution in GeoWaste Common Stock, or otherwise change the GeoWaste Common Stock into any other securities, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, stock dividend or other distribution or change.

     (d) If, prior to the Effective Time, the Company or GeoWaste should establish a record date for the payment of any cash dividend with respect to shares of their respective common stock, then the Exchange Ratio will be appropriately adjusted so as to reflect the per share amount of such dividend.

     Section 4.2 SURRENDER OF COMPANY COMMON STOCK. As promptly as practicable after the Effective Date, each Stockholder shall surrender the certificates which represented their interest in the Company prior to the Effective Date, and shall be entitled upon such surrender to receive in exchange therefor certificates representing the number of shares of GeoWaste Common Stock into which the Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as set forth in Section
4.1 hereof. Until so surrendered and exchanged, each certificate theretofore representing outstanding Company Common Stock shall be deemed for all purposes (corporate or otherwise) to represent solely the right to receive GeoWaste Common Stock as herein provided and shall not be considered to represent shares of capital stock of the Surviving Corporation.

     Section 4.3 NO MODIFICATION OF GEOWASTE SECURITIES. Each share of GeoWaste Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding thereupon and shall not be converted or the terms thereof modified in the Merger.

     Section 4.4 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A., 501 East Kennedy Boulevard, Tampa, Florida 33602, on August 12, 1996, or at such other time and place as GeoWaste, GeoSub, the Stockholders and the Company shall mutually agree (the date on which the Closing occurs being the "Closing Date").

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE STOCKHOLDERS

     The Company and each of the Stockholders severally represents and warrants to GeoWaste that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article V.

     Section 5.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the character of the property owned or leased by it and the nature of the business conducted by it require such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has full corporate power and authority to carry on its business in which it is engaged and to own and use the properties and assets owned and used by it. True, accurate and complete copies of the charter and by-laws of the Company, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to GeoWaste.

     Section 5.2 CAPITALIZATION. The entire capitalization of the Company consists of 100 shares of Company Common Stock, 75 of which are issued and outstanding.

     All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock except as set forth on the Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company's capital stock. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of its capital stock.

     Section 5.3 SUBSIDIARIES. The Company has no subsidiaries.

     Section 5.4 AUTHORIZATION OF TRANSACTION. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the related agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the legal, valid and binding obligation of the Company and the Stockholders, enforceable against each of them in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and except as to the availability of equitable remedies.

     Section 5.5 NONCONTRAVENTION. Neither the execution and delivery of this Agreement or the related agreements, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity or court to which the Company is subject or any provision of the charter or by-laws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Company Material Adverse Effect and except as set forth on the Disclosure Schedule. Other than in connection with the provisions of the Florida Business Corporation Act or as provided on the Disclosure Schedule, no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, any Governmental Entity, or any other person or entity, is required to be made or obtained by the Company or the Stockholders in connection with the execution, delivery and performance of this Agreement or any of the related agreements and the consummation of the transactions contemplated hereby and thereby.

     Section 5.6 FINANCIAL STATEMENTS. The Company has heretofore delivered to GeoWaste the Audited Financial Statements and the Unaudited Financial Statements. The Audited Financial Statements have been audited by Coopers & Lybrand, LLP. Except as set forth in the Disclosure Schedule, the Unaudited Financial Statements have been prepared in accordance with GAAP and fairly present the assets, liabilities and financial condition, results of operations and cash flows of the Company indicated thereby as of each date and for the periods covered thereby.

     Section 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on the Disclosure Schedule, since the date of the Unaudited Financial Statements there has not been any:

     (a) change in the Company's condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects, except for changes in the ordinary course of business which changes have not, individually or in the aggregate, been materially adverse;

     (b) (i) increase in the compensation payable or to become payable by the Company to any of its officers, employees, consultants or sales representatives whose total compensation for services rendered to the Company is currently at an annual rate of $25,000 or more (collectively, "Personnel"), (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company for any Personnel except pursuant to the existing plans and arrangements described on the Disclosure Schedule or (iv) new employment agreement to which the Company is a party;

     (c) addition to or modification of the employee benefit plans, arrangements or practices described on the Disclosure Schedule affecting Personnel other than
(i) contributions made in accordance with the normal practices of the Company or
(ii) the extension of coverage to other Personnel who became eligible after the date of the Unaudited Financial Statements;

     (d) sale, assignment or transfer of any of the assets of the Company, which is material singly or in the aggregate, other than in the ordinary course of business, or discontinuance of any service provided by the Company;

     (e) cancellation of any indebtedness or waiver of any rights of substantial value to the Company, whether or not in the ordinary course of business;

     (f) amendment, cancellation or termination of any Contract, license or other instrument required to be set forth on the Disclosure Schedule;

     (g) capital expenditure or the execution of any lease or any incurring of liability therefor, involving payments, in the aggregate, or at an annualized rate, of $25,000 or more;

     (h) failure to pay any obligation of the Company, except where such failure would not have a Company Material Adverse Effect;

     (i) failure to operate the business of the Company in the ordinary course;

     (j) change in accounting methods or practices by the Company affecting its assets, liabilities or business (whether for accounting or tax purposes);

     (k) revaluation by the Company of any of its assets, including without limitation, writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practices;

     (l) damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, business or prospects of the Company;

     (m) mortgage, pledge, grant or creation of any Encumbrance on any assets or properties of the Company which is material singly or in the aggregate;

     (n) declaration, setting aside or payment of dividends or distributions in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of the Company's equity securities;

     (o) issuance by the Company of, or commitment of the Company to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

     (p) indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company;

     (q) liabilities incurred or assumed by the Company involving $5,000 or more except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

     (r) payment, discharge or satisfaction of any liabilities in excess of $5,000, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities that are reflected or reserved against in the Unaudited Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the Unaudited Financial Statements;

     (s) incurrence by the Company of any liabilities to either Stockholder or any Affiliate of either Stockholder;

     (t) agreement or commitment by the Company to do any of the foregoing; or

     (u) other event or condition of any character (other than acts of God or general economic or political conditions) which in any one case or in the aggregate has materially and adversely affected, or any event or condition (other than acts of God or general economic or political conditions) which it is reasonable to expect will, in any one case or in the aggregate, materially and adversely affect in the future, the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects of the Company (including, without limitation, the Company's relationships with its customers).

     Section 5.8 UNDISCLOSED LIABILITIES. Except as set forth on the Disclosure Schedule, the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any material liability for taxes, except for (i) liabilities set forth in the Unaudited Financial Statements and (ii) liabilities which have arisen in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by breach of any material contract, breach of warranty, tort, infringement, or material violation of law).

     Section 5.9 TAXES. Except as set forth on the Disclosure Schedule, the Company has filed, within the time and in the manner required by law, all returns, declarations, information, returns and statements required to be filed with any federal, state or local authority except for such state and local tax returns, of which the failure to file would not have a Company Material Adverse Effect ("Tax Returns"). Except as set forth on the Disclosure Schedule, all Tax Returns were correct and complete in all material respects. Except as set forth on the Disclosure Schedule, the Company has paid in full all Taxes (whether or not shown on a Tax Return) required to be paid by the Company before such payment became delinquent and no deficiency has been proposed, asserted or assessed. All Taxes which the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required, have been duly and timely paid to the proper taxing authority. Except as set forth on the Disclosure Schedule, no examination or audit of any Tax Returns by any Governmental Entity is currently in progress or contemplated. The Company is not a party to any tax sharing or allocation agreement and, except as set forth on the Disclosure Schedule, has no actual or potential liability for any Tax obligation of any other taxpayer.

     Section 5.10 BROKERS' FEES. Except as set forth on the Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     Section 5.11 NO COMPETING INTEREST. Except as set forth on the Disclosure Schedule, neither Stockholder nor any of their Affiliates has any direct or indirect interest (excluding the holding of not more than 1% of the securities of any corporation listed on the New York or American Stock Exchanges or whose securities are quoted on the Nasdaq National Market) in, or is a director, officer or employee of, any creditor, competitor, agent, supplier, lessor, lessee or customer of the Company.

     Section 5.12 LITIGATION. Except as set forth on the Disclosure Schedule, there are no actions, suits or proceedings involving material claims by or against the Company, either pending or threatened, at law or in equity or before any Governmental Entity (collectively, "Company Actions"). Neither the Company nor any Stockholder is in default with respect to any judgment, order, writ, injunction or decree of any court or Governmental Entity, and there are no unsatisfied judgments against the Company or either Stockholder or the business, activities, properties or assets of the Company or either Stockholder. There is not a reasonable likelihood of an adverse determination of any pending Company Actions which would, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 5.13 LICENSES. Except as set forth on the Disclosure Schedule, since the date of the Unaudited Financial Statements, the Company has, and is operating in compliance in all material respects with the terms, provisions and conditions of, all of its Licenses, which Licenses constitute all necessary Licenses from governmental authorities that are material to the conduct of its business. There is no proceeding pending or threatened (or any basis therefor) which may cause any such License that is material to the conduct of the business of the Company as presently conducted or to be conducted to be revoked, withdrawn, canceled, suspended or not renewed. The Company is conducting its business in compliance with all laws, rules and regulations applicable thereto, the violation of which would have a Company Material Adverse Effect.

     Section 5.14 DISCLOSURE. None of the information that the Company has supplied or will supply to GeoWaste in writing specifically for use in the Registration Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they have been or will be made, not misleading.

     Section 5.15 TITLE TO ASSETS. The Company has good title to, valid leasehold interests in, or possessory rights to, all assets and properties purported to be owned, operated, leased or occupied by it, or used in the operation of its business. Except as set forth on the Disclosure Schedule, all assets and properties purported to be owned by the Company are owned free and clear of all Encumbrances, except for minor Encumbrances which in the aggregate are not substantial in amount, do not detract from the value of the property or assets subject thereto or interfere with the present or anticipated use thereof and have not arisen other than in the ordinary course of business. The Company has performed all the obligations required to be performed by it with respect to all assets leased by it through the date hereof, except where the failure to perform would not have a Company Material Adverse Effect. The Company enjoys peaceful and undisturbed possession of all of its facilities. None of such improvements, equipment and other assets is subject to any commitment or other arrangement for their sale or use by any Affiliate of any Stockholder or third parties. The assets reflected on the Unaudited Financial Statements or acquired after the date of the Unaudited Financial Statements are valued on the Company's books at or below the Company actual cost less an adequate and proper depreciation charge. The Company has not depreciated any of its assets in a manner inconsistent with applicable IRS guidelines, if any. Except as set forth on the Disclosure Schedule, the assets owned or leased by the Company include all assets that are used in the conduct of its business.

     Section 5.16 CONDITION OF TANGIBLE ASSETS. The facilities and the fixtures and equipment of the Company are in good operating condition and repair (except for normal wear and tear), are, except as set forth on the Disclosure Schedule, in the reasonable opinion of the Stockholders, sufficient for the operation of the business of the Company as presently conducted and are in conformity in all respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety or standards, occupational safety and health laws and regulations) relating thereto currently in effect.

     Section 5.17 CONTRACTS AND COMMITMENTS. The Disclosure Schedule sets forth all material Contracts presently in effect to which the Company is a party, including, without limitation, any written or oral:

     (a) commitment, contract, note, loan, evidence of indebtedness, purchase order or letter of credit involving any obligation or liability on the part of the Company of more than $10,000 (and not more than $50,000 in the aggregate) and not cancelable (without liability) on not more than 30 days' notice;


     (b) lease of real property (the Disclosure Schedule indicates with respect to each lease listed thereon the term, annual rent, renewal options and number of square feet leased);

     (c) lease of personal property involving any annual expense in excess of $5,000 and not cancelable without liability within 30 days (the Disclosure
Schedule indicates with respect to each such lease listed thereon a general description of the leased items, term, annual rent and renewal options);

     (d) material governmental or regulatory licenses or permits required to conduct the business of the Company as presently conducted;

     (e) contracts or agreements containing covenants limiting the freedom of the Company to engage in any line of business or compete with any person;

     (f) employment contracts, including without limitation, contracts to employ executive officers and other contracts with officers or directors of the Company;

     (g) contracts with customers and suppliers of the Company with a gross value to the Company in excess of $2,000 per year (the Disclosure Schedule sets forth all such contracts with customers and suppliers currently in effect and for each such contract includes a notation as to whether (i) such customer or supplier has renewed such contract for the period following the period covered thereby and (ii) such contract permits such customer or supplier to terminate such contract on 60 days' notice or less); and

     (h) contracts and commitments not otherwise described in this Section 5.17 or listed on the Disclosure Schedule (including purchase orders, franchise agreements and undertakings or commitments to any Governmental Entity) relating to the business of the Company or otherwise affecting the business of the Company under contracts not in the ordinary course of business; it being understood that with respect to each category listed above for which a dollar amount threshold has been established, any item within such category with a value less than the dollar amount specified shall be deemed immaterial.

     The Company is not (and, to the best knowledge of each Stockholder, no other party is) in breach or violation of, or default under, any of the Contracts or other instruments, obligations, evidences of indebtedness or commitments described in paragraphs (a)-(h) above, where such breach or violation or default would have a Company Material Adverse Effect. Each Contract or other instrument, obligation, evidence of indebtedness or commitment described in paragraphs (a)-(h) above is a valid agreement, arrangement or commitment of the Company, and is, to the best knowledge of the Company and each Stockholder, a valid agreement, arrangement or commitment of each other party thereto, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and except as to the availability of equitable remedies.

     Section 5.18 LABOR MATTERS. The Company is not a party to any collective bargaining agreement with respect to its employees with any labor organization, group or association. The Company has not experienced any attempt by organized labor or its representatives to make it conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees. The Company is (x) in compliance with all applicable laws, regulations and administrative orders, including, without limitation, laws relating to employment of labor of any country, state, or municipality, or any subdivision thereof, in which the Company conducts business and (y) is not engaged in any unfair labor practice except where such failure of compliance or practice would not have a Company Material Adverse Effect. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other Governmental Entity arising out of such entity's activities, and the Company has no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending against the Company nor is any grievance currently being asserted; and the Company has not experienced a work stoppage or other labor difficulty.

     Section 5.19 PROPRIETARY RIGHTS. The term "Proprietary Rights" shall mean
(i) registrations of trademarks and other marks, service marks, trade names or other trade rights, (ii) pending applications for any such registrations, (iii) rights in or to patents and copyrights and pending applications therefor, and
(iv) rights to other trademarks, service marks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications, technology, know-how, methods, designs, concepts and other proprietary rights, whether or not registered. The Company has no Proprietary Rights other than the trade names listed on the Disclosure Schedule. Except as set forth on the Disclosure Schedule (i) the Company has no licenses granted by or to it or any other agreements to which it is a party relating, in whole or in part, to any Proprietary Rights; (ii) the Company does not employ any Proprietary Rights which infringe or otherwise violate the rights of any third party; (iii) there are no proceedings instituted against or notices received by the Company that are presently outstanding alleging that the Company's use of any Proprietary Rights infringes or otherwise violates any rights of a third party; (iv) no claim has been asserted or threatened by any person with respect to the ownership, validity, license or use of, or any infringement resulting from, any Proprietary Rights or the production, provision or sale of any services or products by the Company and there is no basis for any such claim; (v) the Company has the right to produce, provide and sell the services and products produced, provided and sold by it and to conduct its business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights; (vii) no trademark, service mark or trade name used by the Company infringes any trademark, service mark or trade name of any other person or entity in the United States of America; and (viii) no officer, director or employee of the Company owns or has any interest in any Proprietary Rights or any trade secret, invention or process, if any, used by the Company in connection with its business.

     Section 5.20 EMPLOYEE BENEFIT PLANS.

     (a) DEFINITIONS. The following terms, when used in this Section 5.20 shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

     (1) "Benefit Arrangement" shall mean any employment or consulting policy practice or plan providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, severance, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not an ERISA Welfare Plan, ERISA Pension Plan or Multiemployer Plan, (B) is maintained, contributed to or required to be contributed to, as the case may be, by the Company or an ERISA Affiliate and (C) covers or covered any individual who is currently, or was previously, retained or employed by the Company or any ERISA Affiliate.

     (2) "Benefit Plans" shall mean all Benefit Arrangements, Multiemployer Plans, ERISA Pension Plans and ERISA Welfare Plans.

     (3) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     (4) "ERISA Affiliate" shall mean any entity (whether or not incorporated) which is (or at any relevant time was), together with the Company, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

     (5) "ERISA Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to (directly or indirectly), or maintained, administered, contributed to or was required to contribute to (directly or indirectly), and
(B) which covers or covered any individual who is currently, or was previously, retained or employed by the Company or any ERISA Affiliate.

     (6) "ERISA Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to (directly or indirectly), or maintained, administered, contributed to or was required to contribute to (directly or indirectly), and (B) which covers or covered any individual who is currently, or was previously, retained or employed by the Company or any ERISA Affiliate.

     (7) "Multiemployer Plan" shall mean any "multiemployer plan," as defined in
Section 4001(a)(3) of ERISA, (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to (directly or indirectly), or after September 25, 1980, maintained, administered, contributed to or was required to contribute to (directly or indirectly), and
(B) which covers or covered any individual who is currently, or was previously, retained or employed by the Company or any ERISA Affiliate.

     (b) DISCLOSURE; DELIVERY OF COPIES OF RELEVANT DOCUMENTS AND OTHER INFORMATION. The Disclosure Schedule contains a complete list of Benefit Plans and complete copies of each of the following documents have been delivered by the Company to GeoWaste: (i) each Benefit Plan document (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to employees of the Company or any ERISA Affiliate, a complete description of any Benefit Plan which is not in writing, and all annuity contracts or other funding instruments; (ii) the most recent determination letter issued by the IRS, with respect to each ERISA Pension Plan; (iii) Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan and tax returns for each trust related thereto for the three most recent plan years; (iv) all actuarial reports prepared for the three most recent plan years for each ERISA Pension Plan; and (v) any material correspondence or notifications received from any governmental agency during the three most recent plan years relating to Benefit Plans. The following information has been supplied or made available by the Company to GeoWaste: the age, compensation, service and related data as of the last day of the last plan year for employees and former employees of the Company.

     (c) COMPLIANCE. Except as set forth on the Disclosure Statement, each ERISA Pension Plan, ERISA Welfare Plan, Benefit Arrangement, related trust agreement, annuity contract and other funding instrument complies in all material respects, and has been maintained in material compliance, with its terms and, both as to form and operation, with all applicable requirements, including all reporting and disclosure requirements, prescribed by any and all statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code.

     (d) MULTIEMPLOYER PLANS. Neither the Company nor any ERISA Affiliate has, at any time, directly or indirectly contributed to or had an obligation to contribute to a Multiemployer Plan.

     (e) ERISA WELFARE PLANS.

                  (i) No condition exists which would prevent the Company from amending or terminating any ERISA Welfare Plan.

                  (ii) Neither the Company nor any ERISA Affiliate nor any Welfare Plan has any present or future obligation to make any payment to or under any ERISA Welfare Plan which provides benefits to retirees.

                  (iii) Each ERISA Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I of ERISA and Sections 162(k) and 4980B of the Code at all times.

                  (iv) There are no contributions or benefit claims with respect to any ERISA Welfare Plan which are or will be 30 days past due.

     (f) ERISA PENSION PLANS.

                  (i) No ERISA Pension Plan is subject to the minimum funding requirements of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan.

                  (ii) Each ERISA Pension Plan and each related trust agreement, annuity contract or other funding instrument is qualified and tax-exempt under the provisions of Sections 401(a) (or 403(a), as appropriate) and 501(a) of the Code and has been so qualified during the period from its adoption to the date hereof.

     (g) UNRELATED BUSINESS TAXABLE INCOME. No Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any Tax under Section 511 of the Code.

     (h) DEDUCTIBILITY OF PAYMENTS. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, provides for the payment by the Company of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or
(ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

     (i) FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS. Neither the Company nor any plan fiduciary of any ERISA Welfare Plan or ERISA Pension Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or
(d) of the Code.

     (j) LITIGATION. There are no pending or threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (i) any ERISA Welfare Plan or its assets, (ii) any ERISA Pension Plan or its assets, (iii) any fiduciary with respect to any ERISA Pension Plan or ERISA Welfare Plan or (iv) the Company or any ERISA Affiliate with respect to any Benefit Plan.

     (k) NO AMENDMENTS. Neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Benefit Plans or to amend or modify any existing Benefit Plan.

     (l) NO OTHER LIABILITY. No event has occurred in connection with which the Company or any ERISA Affiliate or any Benefit Plan, directly or indirectly, could be subject to any material liability (i) under any statute, regulation or governmental order relating to any Benefit Plans, or (ii) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Benefit Plans.

     (m) Commencing on the Closing Date, GeoWaste shall be responsible for any notices required to be given to employees and former employees of the Company under Section 4980 of the Code ("COBRA") and shall be responsible for providing COBRA Health Care Continuation Coverage to all employees and former employees of the Company.

     Section 5.21 TRANSACTIONS WITH CERTAIN PERSONS. Except as disclosed on the Disclosure Schedule, the Company is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors or any Affiliate, in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from the Company; nor are there any transactions of a continuing nature between the Company and any of its officers, directors or Affiliates (other than by or through the regular employment thereof by the Company) not subject to cancellation which will continue beyond the Effective Time, including, without limitation, use of the Company's assets for personal benefit with or without adequate compensation.

     Section 5.22 INSURANCE. The Disclosure Schedule contains a complete and accurate list, and true and complete copies, of all policies or binders of fire, liability, title, workers' compensation, life and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by the Company on its business, property or Personnel. All of such policies are sufficient for compliance in all material respects with all requirements of law and of all Contracts to which the Company is a party. The Company is not in default with respect to payment or any other matter under any of such policies or binders; the Company has not has failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts relating to the conduct of the business of the Company upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders, except as set forth on the Disclosure Schedule. In the reasonable opinion of the Stockholders, such policies and binders provide sufficient coverage for the risks insured against. All such policies and binders are in full force and effect on the date hereof, and all such policies or binders (or comparable replacements thereof) shall be kept in full force and effect by the Company through the Closing Date. All claims, if any, relating to the business of the Company made against the Company which are covered by insurance are being defended, settled or paid by the insurers, subject, however, to the insurers' standard reservation of rights, none of which has been affirmatively asserted.

     Section 5.23 ENVIRONMENTAL MATTERS. (a) Except as set forth on the Disclosure Schedule, the Company possesses and is in compliance in all material respects, with all permits, licenses and governmental authorizations and has filed all notices that are required for the conduct of its business as conducted on the date hereof under all Environmental Laws, and Company is in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables of all Environmental Laws which are contained in any code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder.

     (b) Except as set forth on the Disclosure Schedule, to the knowledge of the Stockholders, there are no facts or circumstances which could form the basis for the assertion of any claim against the Company or Paglia & Associates under any Environmental Law including, without limitation, CERCLA or any similar state or local statute or ordinance with respect to any on-site or off-site location.

     (c) Since August 25, 1978 or the date of the formation of Paglia & Associates, whichever is earlier, neither the Company nor Paglia & Associates has entered into or is currently bound by any consent decree or order under, or is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the clean up of Hazardous Substances under, any applicable Environment Laws. Except as set forth on the Disclosure Schedule, to the knowledge of the Stockholders, neither the Company nor Paglia & Associates has been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws, either now or at any time since the Company's incorporation or the formation of Paglia & Associates, as the case may be.

     (d) Neither the Company nor Paglia & Associates is subject to any material claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed pursuant to or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or its Representatives or Paglia & Associates or its Representatives or arising out of the ownership, use, control or operation by Company or Paglia & Associates of any plant, facility, site, area of property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by Company including the premises at 5111 South Pine Avenue in Ocala, Florida) at which a Release of a Hazardous Substance has occurred.

     (e) Both the Company and Paglia & Associates have heretofore provided GeoWaste with true, correct and complete copies of, or access to all files of Company and, with respect to Paglia & Associates, all files pertaining to that certain property at 5111 South Pine Street, Ocala Florida, in each case relating to environmental matters.

     Section 5.24 OSHA COMPLIANCE. The Company has made available to GeoWaste all reports and filings made or filed by the Company pursuant to the Occupational Safety and Health Act and related to the Company since August 25, 1978. Except as set forth on the Disclosure Schedule, since August 25, 1978, the Company has not violated in any material respect or failed to comply in any material respect with, or been subject of any written allegation by the Occupational Safety and Health Administration or violated or failed to comply with the Occupational Safety and Health Act or rules or regulations promulgated pursuant thereto.

     Section 5.25 ACCOUNTS RECEIVABLE. Except as set forth on the Disclosure Schedule, the accounts receivable reflected in the Unaudited Financial Statements, and all accounts receivable arising since the date of the Unaudited Financial Statements, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date thereof, and all the services performed which gave rise to such accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. The accounts receivable reflected in the Unaudited Financial Statements, and all accounts receivable arising since the date of the Unaudited Financial Statements, are subject to no defenses, counterclaims or rights of setoff.

     Section 5.26 INVENTORIES. Except as set forth on the Disclosure Schedule, the inventories of the Company's business at the date of the Unaudited Financial Statements (and items of inventory acquired or manufactured subsequent to the date of the Unaudited Financial Statements) consist only of items properly treated as inventory in accordance with GAAP.

     Section 5.27 CUSTOMERS AND SUPPLIERS. Except as set forth on the Disclosure Schedule, since the date of the Unaudited Financial Statements, there has been no material adverse change in the business relationship of the Company with any customer or supplier named on the Disclosure Schedule. Except as set forth on the Disclosure Schedule, the Company has not received any written or oral notice from any existing customer that such customer (i) intends to file a petition for relief under any provision of title 11 of the United States Code (the United States Bankruptcy Code) or any similar federal or state law for the relief of debtors or make an assignment for the benefit of its creditors, (ii) intends to terminate its business relationship with the Company or (iii) requests that the Company grant price concessions, rebates or reductions on products or services provided by the Company.

     Section 5.28 BOOKS AND RECORDS. Except as set forth on the Disclosure Schedule, the Company's Books and Records have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they accurately present the financial position of the Company in all respects. None of the records, systems, controls, data or information of the Company are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or accountants retained by the Company. Except as set forth on the Disclosure Schedule, the Company's Books and Records fairly and accurately reflect the transactions and dispositions of assets of the Company, and the Company's system of internal accounting controls is sufficient to assure that:
(i) transactions are executed in accordance with management's authorization;
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets;
(iii) access to assets is permitted only in accordance with the management's authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed on the Disclosure Schedule, the Company is not obligated, whether by operation of law or pursuant to any contract, to segregate any funds for security and similar deposits received from its lessees and borrowers.

     Section 5.29 BANK ACCOUNTS; POWERS OF ATTORNEY. Set forth on the Disclosure Statement is a list of each bank in which the Company maintains an account or safe deposit box, the corresponding number of each such account or safe deposit box and the names of all persons holding check-signing or withdrawal powers or other authority with respect thereto. Also set forth on the Disclosure Schedule are the names of any persons holding powers of attorney from the Company and a summary statement of the terms thereof.

     Section 5.30 INVESTMENT REPRESENTATIONS. Each Stockholder is acquiring the shares of GeoWaste Common Stock for its own account, for investment and not with a view to the sale or distribution thereof or with any present intention of selling or distributing any thereof, except in conformity with the Securities Act. Each Stockholder understands and acknowledges that the shares of GeoWaste Common Stock are not registered under the Securities Act and will not be transferable except (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to Rule 144 or any successor rule under the Securities Act, (iii) pursuant to a no-action letter issued by the Commission to the effect that a proposed transfer of the Shares may be made without registration under the Securities Act or (iv) upon GeoWaste's receipt of an opinion of counsel knowledgeable in securities law matters and reasonably acceptable to GeoWaste, to the effect that the proposed transfer is exempt from registration or qualification under the Securities Act and relevant state securities laws.

     Section 5.31 ACCURACY OF DOCUMENTS AND INFORMATION. No representations or warranties made by the Company or any Stockholder in this Agreement or the Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF GEOWASTE AND GEOSUB

     GeoWaste and GeoSub (jointly and not severally) represent and warrant to the Company that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article VI.

     Section 6.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Each of GeoWaste and its subsidiaries, including GeoSub, is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of GeoWaste and its subsidiaries, including GeoSub, is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a GeoWaste Material Adverse Effect. Each of GeoWaste and its subsidiaries, including GeoSub, has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     Section 6.2 CAPITALIZATION. The entire capitalization of GeoWaste consists of (i) 50,000,000 shares of GeoWaste Common Stock, 18,896,551 of which are issued and outstanding; none of which are held in treasury and (ii) 5,000,000 shares of preferred stock, $.01 par value per share, none of which are issued or outstanding. The entire capitalization of GeoSub consists of 100 shares of common stock, par value $0.01, all of which are issued and outstanding.

     All of the issued and outstanding shares of capital stock of each of GeoWaste and GeoSub have been duly authorized and validly issued and are fully paid and nonassessable. All of the shares of GeoWaste Common Stock to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require GeoWaste to issue, sell, or otherwise cause to become outstanding any of its capital stock except as set forth on the Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to GeoWaste's capital stock.

     Section 6.3 AUTHORIZATION OF TRANSACTION. Each of GeoWaste and GeoSub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the related agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the legal, valid and binding obligation of each of GeoWaste and GeoSub, enforceable against each of them in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and except as to the availability of equitable remedies.

     Section 6.4 NONCONTRAVENTION. Neither the execution and delivery of this Agreement or the related agreements, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity or court to which GeoWaste or any of its Subsidiaries is subject or any provision of the Certificate of Incorporation or By-laws of GeoWaste or any of its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which GeoWaste or any of its Subsidiaries is a party or by which it is bound to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a GeoWaste Material Adverse Effect and except as disclosed on the Disclosure Schedule. Other than in connection with the provisions of the Delaware General Corporation Law or as provided on the Disclosure Schedule, GeoWaste does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement and the related agreements.

     Section 6.5 FILINGS WITH THE COMMISSION. Except as disclosed on the Disclosure Schedule, GeoWaste has timely made all filings with the Commission that it has been required to file under the Exchange Act (collectively, the "Public Reports"). Except as set forth on the Disclosure Schedule, as of the respective dates they were filed with the Commission, each of the Public Reports complied in all material respects with the rules and regulations of the Commission under the Exchange Act. Except as set forth on the Disclosure Schedule, none of the Public Reports, as of the respective dates they were filed, contained any untrue statement of a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. A list of the Public Reports is attached hereto as Exhibit D. GeoWaste has delivered or made available to the Company a correct and complete copy of each Report on Form 10-K and Report on Form 10-Q filed with the Commission since June 30, 1993 (together with all exhibits and schedules thereto and as amended through the date hereof).

     Section 6.6 FINANCIAL STATEMENTS. The financial statements included in or incorporated by reference into the Public Reports (including the related notes and schedules), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and fairly present the financial condition of GeoWaste and its Subsidiaries as of the indicated dates and the results of operations of GeoWaste and its Subsidiaries for the indicated period, are correct and complete in all material respects, and are consistent with the books and records of GeoWaste and its Subsidiaries; PROVIDED, HOWEVER, that the unaudited interim statements are subject to normal year-end adjustments.

     Section 6.7 BROKERS' FEES. Except as set forth on the Disclosure Schedule, GeoWaste does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     Section 6.8 LITIGATION. Except as set forth on the Disclosure Schedule, there are no actions, suits or proceedings involving claims by or against GeoWaste, either pending or threatened, at law or in equity or before any Governmental Entity (collectively, "GeoWaste Actions"). Neither GeoWaste nor any of its subsidiaries, including GeoSub, is in default with respect to any judgment, order, writ, injunction or decree of any court or Governmental Entity, and there are no unsatisfied judgments against GeoWaste or any of its subsidiaries, including GeoSub, or the business, activities, properties or assets of GeoWaste or any of its subsidiaries, including GeoSub. There is not a reasonable likelihood of an adverse determination of any pending GeoWaste Actions which would, individually or in the aggregate, have a GeoWaste Material Adverse Effect.

     Section 6.9 DISCLOSURE. The Registration Statement will comply in all material respects with the Securities Act. The Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; PROVIDED, HOWEVER, that GeoWaste makes no representation or warranty with respect to any information that the Company or the Stockholders have supplied or will supply in writing specifically for use in the Registration Statement.

     Section 6.10 NASDAQ LISTING. The GeoWaste Common Stock is, and as of the Effective Time will be, listed on the Nasdaq Small-Cap Market.

     Section 6.11 ENVIRONMENTAL MATTERS. (a) Except as set forth on the Disclosure Schedule, GeoWaste and its subsidiaries possess and are in compliance in all material respects with all permits, licenses and governmental authorizations and have filed all notices that are required for the conduct of its business under all Environmental Laws, and GeoWaste and its subsidiaries are in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables of all Environmental Laws which are contained in any code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder.

     (b) To the knowledge of GeoWaste, there are no facts or circumstances which could form the basis for the assertion of any claim against GeoWaste or its subsidiaries under any Environmental Law including, without limitation, CERCLA or any similar state or local statute or ordinance with respect to any on-site or off-site location.

     (c) Since the date of incorporation of GeoWaste, neither GeoWaste nor any of its subsidiaries has entered into, and none are currently bound by, any consent decree or order under, and none are subject to any judgment, decree or judicial or administrative order relating to compliance with, or the clean up of Hazardous Substances under, any applicable Environment Laws. Neither GeoWaste nor any of its subsidiaries has been alleged to be in violation of, nor has GeoWaste or any of its subsidiaries been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws, either now or at any time since GeoWaste's or its subsidiaries' incorporation.

     (d) To the knowledge of GeoWaste, neither GeoWaste nor any of its subsidiaries is subject to any material claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed pursuant to or based upon any provision of any Environmental Law and arising out of any act or omission of GeoWaste or its subsidiaries or their respective Representatives or arising out of the ownership, use, control or operation by GeoWaste or any of its subsidiaries of any plant, facility, site, area of property at which a Release of a Hazardous Substance has occurred.

     Section 6.12 CUSTOMERS AND SUPPLIERS. Since June 30, 1996, there has been no material adverse change in the business relationship of GeoWaste or any of its subsidiaries with any material customer or supplier. Neither GeoWaste nor any of its subsidiaries has received any written or oral notice from any existing customer that such customer (i) intends to file a petition for relief under any provision of title 11 of the United States Code (the United States Bankruptcy Code) or any similar federal or state law for the relief of debtors or make an assignment for the benefit of its creditors, (ii) intends to terminate its business relationship with GeoWaste or one of its subsidiaries or
(iii) requests that GeoWaste or one of its subsidiaries grant price concessions, rebates or reductions on products or services provided by GeoWaste or any of its subsidiaries.

     Section 6.13 INVESTMENT REPRESENTATIONS. GeoWaste is acquiring the shares of Company Common Stock for its own account, for investment and not with a view to the sale or distribution thereof or with any present intention of selling or distributing any thereof, except in conformity with the Securities Act. GeoWaste understands and acknowledges that the shares of Company Common Stock are not registered under the Securities Act and will not be transferable except (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to Rule 144 or any successor rule under the Securities Act, (iii) pursuant to a no-action letter issued by the Commission to the effect that a proposed transfer of the Shares may be made without registration under the Securities Act or (iv) upon the Stockholders' receipt of an opinion of counsel knowledgeable in securities law matters and reasonably acceptable to the Stockholders to the effect that the proposed transfer is exempt from registration or qualification under the Securities Act and relevant state securities laws.

     Section 6.14 ACCURACY OF DOCUMENTS AND INFORMATION. No representations or warranties made by GeoWaste in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

                                   ARTICLE VII

                                    COVENANTS

     The Company and the Stockholders (jointly and severally), on the one hand, and GeoWaste, on the other hand, covenant with each other as follows:

     Section 7.1 NOTICES AND CONSENTS. As soon as practicable, the Company and GeoWaste will commence all reasonable action required hereunder to obtain all applicable Licenses, permits, other governmental authorizations, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary in connection with this Agreement and to consummate the transactions contemplated hereby. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its commercially reasonable efforts to take or cause to be taken all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

     Section 7.2 REGISTRATION STATEMENT. (a) GeoWaste shall prepare and file with the Commission, as soon as reasonably practicable but in no event more than 60 days after the Closing Date, a Registration Statement of GeoWaste on Form S-3 (or such other form as may be appropriate) under the Securities Act with respect to the GeoWaste Common Stock to be issued in connection with the Merger (the "Registration Statement"), and GeoWaste shall use all reasonable efforts to have such Registration Statement declared effective by the Commission. In addition to the registration of the GeoWaste Common Stock under the Securities Act, GeoWaste shall use its reasonable best efforts to cause the GeoWaste Common Stock so registered to be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as the Stockholders may reasonably request; provided, however, that GeoWaste shall not by reason of this Section 7.2 be required to qualify to do business in any state in which it is not otherwise required to qualify to do business or to file a general consent to service of process.

     (b) The parties hereto shall cooperate in preparing the Registration Statement and making any filings required to be made pursuant to this Section 7.2.

     (c) The parties hereto shall furnish to each other, and each other's counsel, all such information as may be reasonably required and requested in connection with the preparation of the Registration Statement and the filing of the Registration Statement with the Commission.

     (d) Each party hereto shall promptly notify the other parties if at any time it becomes aware that (i) the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading or (ii) any event has occurred which requires an amendment to the Registration Statement, in which case such amendment shall be promptly prepared and filed with the Commission.

     (e) GeoWaste shall use its commercially reasonable efforts to ensure that the Registration Statement remains effective throughout the period commencing on the date it is declared effective by the Commission and ending on the earlier of
(i) two years from the Closing Date or (ii) the date on which the last security registered thereunder is sold.

     Section 7.3 COMPLIANCE WITH THE SECURITIES ACT. Each Stockholder shall deliver to GeoWaste on or prior to the Effective Time a written agreement (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 144, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to GeoWaste, is exempt from the registration requirements of the Securities Act.

     Section 7.4 SHARE LEGEND. All shares of GeoWaste Common Stock to be issued to the Stockholders pursuant to this Agreement shall be subject to the provisions of this Agreement and the certificates representing such shares shall bear the following legend:

             "The shares of the Corporation represented by this certificate have not been registered under the Securities Act of 1933, as amended (the 'Act'), and may not be distributed or transferred except (A) pursuant to an effective registration statement under the Act with respect to the shares offered thereby, which registration statement is current, or (B) pursuant to an opinion of counsel for or reasonably acceptable to the Corporation, or other evidence satisfactory to the Corporation, to the effect that such registration is not required with respect to the proposed distribution or transfer."

     Section 7.5 NON-COMPETITION AGREEMENT. Prior to the Effective Time, GeoWaste shall enter into a Non-Competition Agreement substantially in the form of Exhibit E hereto with Christopher Carrizzo, pursuant to which he shall agree, for a period of five years, to, directly or indirectly, refrain from engaging in activities that compete with the business of GeoWaste in the Territory (as defined therein).

     Section 7.6 NEW LEASE. At or prior to the Closing, the Company shall, without any cost to GeoWaste, enter into a lease dated as of August 12, 1996, between the Company and Paglia & Associates for a 40 acre parcel located on Pine Street in Ocala, Marion County, Florida (the "Premises"), which New Lease shall be in substantially the form of Exhibit F attached hereto (the "New Lease"). The New Lease shall provide for, without limitations, the following provisions and representations: (i) an initial term of twenty years, with an option to extend for an additional term of ten years; (ii) an option to purchase the Premises at any time after the second anniversary of the lease for fair market value as established by MAI appraisals; (iii) an initial annual rent of $204,000 per year and increasing on each anniversary by 100% of the increase of the CPI-W for Florida; (iv) representations by the lessor as to the existence of all necessary zoning approvals for use of the Premises for solid waste transfer, recycling, storage and maintenance of solid waste collection vehicles and equipment and rail transport; and (v) representations by the lessor that all permits and approvals necessary for the uses in (iv) above have been obtained.

     Section 7.7 APPOINTMENT TO BOARD OF DIRECTORS. GeoWaste shall use its best efforts to cause the appointment and/or election of Michael Paglia to the Board of Directors of GeoWaste as soon as practicable, but in no event later than September 30, 1996.

     Section 7.8 REORGANIZATION TREATMENT. The parties hereto will take no action after the Effective Time which would cause the Merger to fail to be characterized as a tax-free reorganization under Section 368 of the Code.

     Section 7.9 RELEASE OF GUARANTEES. GeoWaste shall use its best efforts to cause each of the Stockholders to be released from any personal guaranty of the liabilities or obligations of the Company within 120 days (or, with respect to the guaranty of the Company's note to Mr. Tony Carrione, 180 days) of the Closing Date, which best efforts shall include satisfying any obligation or liability in full so long as no payment of a premium or penalty is necessary. GeoWaste will indemnify the Stockholders from any and all liabilities or obligations so guaranteed during and after such 120 day and 180 day periods.

     Section 7.10 PAYMENT OF COMPANY DEBT. Upon consummation of the Merger, GeoWaste shall cause the Company to pay $94,085 to the Stockholders as full and complete satisfaction of the Company's outstanding debt to the Stockholders.

                                  ARTICLE VIII

              CONDITIONS TO COMPANY'S AND STOCKHOLDERS' OBLIGATIONS

     The obligations of the Company and the Stockholders to consummate the transactions provided for hereby are subject, in the discretion of the Company and the Stockholders, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     Section 8.1 REPRESENTATIONS, WARRANTIES AND Covenants. All representations and warranties of GeoWaste contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) at and as of the Closing Date (and such representations and warranties shall be deemed to be repeated by GeoWaste at and as of the Closing Date), except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, GeoWaste shall have performed and complied with in all material respects all agreements and covenants required hereby to be performed or complied with by it prior to or at the Closing and the Company shall have received a certificate of an officer of GeoWaste to that effect.

     Section 8.2 NO GOVERNMENTAL PROCEEDINGS OR Litigation. No Action by any Governmental Entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected materially to damage GeoWaste or the Company if the transactions contemplated hereunder are consummated.

     Section 8.3 CORPORATE DOCUMENTS. The Company shall have received from GeoWaste resolutions adopted by the board of directors of GeoWaste approving this Agreement and GeoWaste's obligations hereunder, certified by GeoWaste's corporate secretary or assistant secretary.

     Section 8.4 CERTIFICATES. GeoWaste shall have furnished the Company with such certificates of GeoWaste's officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by the Company.

     Section 8.5 OPINION OF COUNSEL. GeoWaste shall have delivered to the Stockholders an opinion of Stroock & Stroock & Lavan, dated as of the Closing Date, to the effect and substantially in the form of Exhibit G hereto. The Stockholders shall have received an opinion from Stroock & Stroock & Lavan to the effect that the Merger will qualify as a reorganization under Section 368 of the Code and that no income or gain will be recognized by the Company, the Stockholders or GeoWaste as a result of the Merger except to the extent of non-stock consideration received.

     Section 8.6 EMPLOYMENT AGREEMENTS. Each of the Stockholders shall have entered into an employment agreement with GeoWaste in the form of the agreements annexed hereto as Exhibit H.

     Section 8.7 DELIVERY OF CONSENTS. Each of the Company and the Stockholders shall have received all consents required to be delivered hereby to it or them at the Closing.

     Section 8.8 NO MATERIAL ADVERSE CHANGE. Since the date of the most recent Public Report of GeoWaste filed with the Commission, there shall not have occurred any event which has had or with the passage of time will have a GeoWaste Material Adverse Effect.

     Section 8.9 GUARANTY OF LEASE. At the Closing, GeoWaste shall have delivered to Paglia & Associates a guaranty of the Company's obligations under the New Lease, such guaranty to be substantially in the form as included in the New Lease attached hereto as Exhibit F.

     Section 8.10 VOTING AGREEMENT. Each of John Paglia, Michael Paglia, Advance Ross Corporation and Allen & Company shall have entered into a voting agreement, substantially in the form of Exhibit I hereto, which shall provide, among other things, that for as long as any of the parties thereto beneficially owns or is entitled to vote ten percent or more of the issued and outstanding shares of GeoWaste, each shall agree to vote for the election to the Board of Directors of GeoWaste of the designee of the other parties to the agreement.

     Section 8.11 GOOD STANDING CERTIFICATES. The Stockholders shall have received from each state authority in which GeoWaste is incorporated or doing business good standing certificates dated not more than ten days prior to the Effective Date as to the due incorporation, legal existence and/or qualification as a foreign corporation of GeoWaste in such state.

                                   ARTICLE IX

                      CONDITIONS TO GEOWASTE'S OBLIGATIONS

     The obligations of GeoWaste to consummate the transactions provided for hereby are subject, in the discretion of GeoWaste, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     Section 9.1 REPRESENTATIONS, WARRANTIES AND Covenants. All representations and warranties of the Company and the Stockholders contained in or made pursuant to this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) at and as of the Closing Date (and such representations and warranties shall be deemed to be repeated by the Company and the Stockholders at and as of the Closing Date), except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, the Company and the Stockholders shall have performed and complied with in all material respects all agreements and covenants required hereby to be performed or complied with by them prior to or at the Closing and GeoWaste shall have received a certificate of the President and Chief Executive Officer of the Company to that effect.

     Section 9.2 CONSENTS. All consents, approvals and waivers from Governmental Entities and other parties necessary to consummate the Merger as contemplated hereby or to permit GeoWaste to own and operate the Company after the Closing Date shall have been obtained. Notwithstanding the foregoing, receipt of the consent of any third party shall not be a condition to GeoWaste's obligation to close if the lack of such consent or consents shall not have a Company Material Adverse Effect. After the Closing, the Company and the Stockholders will continue to use their best efforts to obtain any such consents or approvals.

     Section 9.3 NO GOVERNMENTAL PROCEEDINGS OR Litigation. No Action by any Governmental Entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected materially to affect the right or ability of GeoWaste to own the Company Common Stock after the Closing or materially to damage GeoWaste or the Company if the transactions contemplated hereunder are consummated.

     Section 9.4 OPINIONS OF COUNSEL. Stroock & Stroock & Lavan shall have delivered to GeoWaste an opinion, dated as of the Closing Date, to the effect and substantially in the form of Exhibit G hereto. GeoWaste shall have received an opinion from its counsel to the effect that the Merger will qualify as a reorganization under Section 368 of the Code and that no income or gain will be recognized by the Company, the Stockholders or GeoWaste as a result of the Merger except to the extent of non-stock consideration received.

     Section 9.5 MATERIAL ADVERSE CHANGES. Except as set forth on the Disclosure Schedule or as expressly permitted in this Agreement, since the date of the Unaudited Financial Statements, there shall not have been any material adverse change in the condition (financial or otherwise), assets, liabilities, business or prospects of the Company. For the purposes of this Section 9.5, a "material adverse change" shall include, without limitation, any development or discovery of any contingent or other liability not on the Disclosure Schedule, which might materially adversely affect the business, assets, liabilities or operations of the Company.

     Section 9.6 CORPORATE DOCUMENTS. GeoWaste shall have received from the Company resolutions adopted by the board of directors of the Company approving this Agreement, the transactions contemplated hereby and the Company's obligations hereunder, certified by the corporate secretary or assistant secretary of the Company.

     Section 9.7 CERTIFICATES. The Company shall have furnished GeoWaste with such certificates of the Company's officers and others to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by GeoWaste.

     Section 9.8 NON-COMPETITION AGREEMENT. Christopher Carrizzo shall have executed and delivered a Non-Competition Agreement to GeoWaste.

     Section 9.9 VOTING AGREEMENT. Each of John Paglia, Michael Paglia, Advance Ross Corporation and Allen & Company shall have entered into a voting agreement, substantially in the form of Exhibit H hereto, which shall provide, among other things, that for as long as any of the parties thereto beneficially owns or is entitled to vote ten percent or more of the issued and outstanding shares of GeoWaste, each shall agree to vote for the election to the Board of Directors of GeoWaste of the designee of the other parties to the agreement.

     Section 9.10 NEW LEASE. Each of the Company and Paglia & Associates shall have entered into the New Lease.

     Section 9.11 AFFILIATE AGREEMENTS. The Affiliate Agreements required to be delivered to GeoWaste pursuant to Section 7.3 hereof shall have been furnished as required by such section.

     Section 9.12 RESIGNATIONS. If so requested, GeoWaste shall have received written resignations of all of the officers and directors of the Company, effective as of the Effective Date, with respect to all offices and directorships in the Company held by such individuals.

     Section 9.13 GOOD STANDING CERTIFICATES. GeoWaste shall have received from each state authority in which the Company is incorporated or doing business, good standing certificates dated not more than ten days prior to the Effective Date as to the due incorporation, legal existence and/or qualification as a foreign corporation of the Company in such state.

     Section 9.14 ANNUALIZED GROSS REVENUE. Annualized gross revenue of the Company at Closing shall be not less than $5,000,000 as determined by GeoWaste in its reasonable judgment.

                                    ARTICLE X

                         ACTIONS BY COMPANY AND GEOWASTE
                                AFTER THE CLOSING

     Section 10.1 BOOKS AND RECORDS. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. The Company may require certain financial information relating to GeoWaste for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign Tax Returns and other governmental reports, and GeoWaste agrees to furnish such information to the Company at the Company's written request and at the Company's expense.

     Section 10.2 SURVIVAL OF REPRESENTATIONS, ETC. All representations and warranties contained herein or in any certification or instrument delivered pursuant to this Agreement or pursuant to any agreement or transaction contemplated hereby shall survive the execution and delivery hereof and thereof, the consummation of the transactions contemplated hereby and any investigation or audit made by any party hereto until two years after the Closing Date, except with respect to representations and warranties relating to Environmental Laws, which shall survive for a period of five years after the Closing Date. All statements contained on the Disclosure Schedule or in any certificate delivered at the Closing pursuant to the transactions contemplated hereby shall be deemed to be representations and warranties of the applicable party hereto contained herein. Indemnification pursuant to Section 10.3 for breach or violation of representations and warranties shall be limited to claims made by GeoWaste against the Stockholders or by the Stockholders against GeoWaste, as the case may be, within the applicable period of survival referred to in this Section 10.2.

     Section 10.3 INDEMNIFICATION.

     (a) The Stockholders, jointly and severally, agree to indemnify, save and hold harmless GeoWaste, its stockholders, its Representatives and its Affiliates from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty, or the inaccuracy of any representation, made by the Company or either Stockholder in or pursuant to this Agreement; (ii) any failure by the Company or either Stockholder to perform any of its respective agreements or covenants under this Agreement or under any of the documents or instruments delivered by the Company or either Stockholder pursuant to this Agreement; or (iii) any suit, action or other proceeding brought by any Governmental Entity or other person arising out of, or in any way related to, any of the matters referred to this sentence. The Company and each Stockholder acknowledge that GeoWaste has entered into this Agreement in reliance upon, among other things, the indemnification provisions contained in this Section 10.3(a), and the Company and each Stockholder agree that such provisions constitute reasonable and necessary protection for GeoWaste in the context of the transactions provided for herein. The term "Damages" as used in this Section 10.3(a) is not limited to matters asserted by third parties but includes Damages incurred or sustained by GeoWaste, its stockholders, its Representatives or its Affiliates in the absence of third party claims; provided, however, that in no event shall the Stockholders be liable for aggregate Damages in excess of $6,000,000. No indemnification shall be payable by the Stockholders unless and until the total of all claims for indemnification shall exceed $75,000 in the aggregate, at which time the Stockholders shall indemnify the indemnified parties for all Damages suffered as provided herein.

     (b) In addition to the indemnifications provided for in Section 10.3(a) above for any breach of the covenants or warranties, or the inaccuracy of any representation, made by the Company in Section 5.9 hereof, the Stockholders shall be jointly and severally responsible for, and shall indemnify GeoWaste against, all Taxes imposed on the Company relating to taxable periods ending on or prior to the Closing Date or periods prior to and including the Closing Date to the extent attributable to the income, assets or operations of the Company prior to the Closing Date, to the extent such Taxes were not reserved for on the Unaudited Financial Statements; PROVIDED, HOWEVER, the Stockholders shall be jointly and severally responsible for, and shall indemnify GeoWaste against, any Damages GeoWaste or the Company may suffer or incur in connection with or arising out of or resulting from any liability of GeoWaste or the Company for any Taxes imposed on or payable by the Stockholders.

     (c) GeoWaste shall indemnify and save and hold harmless the Stockholders, their Affiliates and their respective Representatives from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty, or the inaccuracy of any representation, made by GeoWaste in or pursuant to this Agreement; (ii) any failure by GeoWaste to perform any of its agreements and covenants under this Agreement or under any of the documents or instruments delivered by GeoWaste pursuant to this Agreement; (iii) any suit, action or other proceeding brought by any Governmental Entity or other person arising out of, or in any way related to, any of the matters referred to in this Section 10.3(c); and (iv) all Taxes imposed on the Company relating to taxable periods ending after the Closing Date.

     (d) If a claim for Damages is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party entitled to such indemnification shall give written notice to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within 15 days after the service of the citation or summons); PROVIDED, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then, subject to Section 10.3(e) and 10.3(f), the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense provided that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto. Subject to Section 10.3(e) and 10.3(f), the indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; PROVIDED, HOWEVER, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. No indemnifying party shall be permitted to settle any such lawsuit or action without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

     (e) In the event that any lawsuit, action or other proceeding, is filed against the Company or GeoWaste with respect to which such party is entitled to indemnification under this Section 10.3, if the indemnified party, based upon the written opinion of counsel, determines that a conflict of interest exists between the indemnified party, on the one hand, and the Stockholders, on the other hand, then notwithstanding the provisions of Section 10.3(d), (i) the Stockholders shall not be entitled to elect to take control of the defense and investigation of such lawsuit, action or proceeding unless the indemnified party so requests, and (ii) the Stockholders shall remain obligated to indemnify the indemnified party in respect of such lawsuit, action or proceeding as provided in Section 10.3(a); PROVIDED, HOWEVER, that the indemnifying party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. No indemnified party shall be permitted to settle any such lawsuit or action without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

     (f) In the event that any lawsuit, action or other proceeding, is filed against either Shareholder with respect to which such party is entitled to indemnification under this Section 10.3, if the indemnified party, based upon the written opinion of counsel, determines that a conflict of interest exists between the indemnified party, on the one hand, and GeoWaste, on the other hand, then notwithstanding the provisions of Section 10.3(d), (i) GeoWaste shall not be entitled to elect to take control of the defense and investigation of such lawsuit, action or proceeding unless the indemnified party so requests, and (ii) GeoWaste shall remain obligated to indemnify the indemnified party in respect of such lawsuit, action or proceeding as provided in Section 10.3(c); PROVIDED, HOWEVER, that the indemnifying party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. No indemnified party shall be permitted to settle any such lawsuit or action without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

     (g) Pursuant to the provisions of this Section 10.3, each of GeoWaste, on the one hand, and the Stockholders, on the other hand, shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

     (h) No Representative of GeoWaste shall be personally liable for any Damages under the provisions contained in this Section 10.3.

     Section 10.4 FURTHER ASSURANCES. Both before and after the Closing Date, the Company and GeoWaste will cooperate in good faith with each other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder.

                                   ARTICLE XI

                                  MISCELLANEOUS

     Section 11.1 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No other person shall have any right, benefit or obligation hereunder.

     Section 11.2 NOTICES; TRANSFER OF FUNDS. Unless otherwise provided herein, any notice, request, instruction or other document or communication to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) if mailed, at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postage-paid envelope, (b) if sent by facsimile transmission, when so sent and receipt acknowledged by an appropriate telephone or facsimile receipt or (c) if sent by other means, when actually received by the party to which such notice has been directed, in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

                  If to either Stockholder, addressed to:

                           John Paglia
                           Michael Paglia
                           5111 South Pine Avenue
                           Ocala, Florida  34480
                           Facsimile:  (352) 351-8812

                  With a copy to:

                           Hicks & MacQuarrie
                           Suite 201
                           2303 SE 17th Street
                           Ocala, Florida  34471
                           Attention:  Daniel Hicks, Esq.
                           Facsimile:  (352) 351-2284

                           and

                           Fowler, White, Gillen, Boggs, Villareal and
                             Banker P.A.
                           501 East Kennedy Boulevard
                           Suite 1700
                           Tampa, Florida  33601
                           Attention:  R. Alan Higbee, Esq.
                           Facsimile:  (813) 229-8313

                  If to GeoWaste, addressed to:

                           GeoWaste Incorporated
                           24 Cathedral Place
                           Suite 208
                           St. Augustine, Florida  32084
                           Attention:  Amy C. MacF. Burbott
                           Facsimile:  (904) 825-0013

                  With a copy to:

                           Stroock & Stroock & Lavan
                           Seven Hanover Square
                           New York, New York  10004-2696
                           Attention:  Mark A. Rosenbaum, Esq.
                           Facsimile:  (212) 806-6006

     Section 11.3 GOVERNING LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Florida (without reference to the choice of law provisions of Florida law) except with respect to matters of law concerning the internal corporate or partnership affairs of GeoWaste and as to those matters the law of the jurisdiction under which GeoWaste derives its powers shall govern.

     Section 11.4 ENTIRE AGREEMENT; MODIFICATIONS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No delay by any party hereto in exercising its rights hereunder shall constitute a waiver thereof. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

     Section 11.5 COUNTERPARTS/TELECOPIES. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and telecopy versions of signed documents shall be deemed to be original documents for purpose of the Closing.

     Section 11.6 EXPENSES. Except as otherwise specified herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect. Notwithstanding the foregoing, GeoWaste shall pay the reasonable legal fees and expenses of counsel to the Stockholders and the Company up to an aggregate of $67,000.

     Section 11.7 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     Section 11.8 TITLES. The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     Section 11.9 PUBLICITY. No party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other parties, except that if, after discussion between the parties or their counsel, in the opinion of any party's counsel, such party is required under any applicable law or regulation to make a public statement or announcement, such party shall be permitted to issue the legally required statement or announcement.

     Section 11.10 CONFIDENTIAL INFORMATION. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it has had and will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except that the foregoing shall not apply to any information (i) which is requested pursuant to a court order or judicial proceeding or is provided in connection with any accounting dispute resolution hereunder, (ii) which is or becomes known generally within the relevant industry (except as a result of a breach hereof by the party hereto intending to disclose such information), (iii) which a party determines, based on advice of counsel, should be disclosed pursuant to applicable federal or state laws or regulations, including securities laws and related disclosure requirements, or (iv) disclosed to advisors, consultants and Affiliates in connection with the transactions contemplated hereby. If there is a Closing under this Agreement, then GeoWaste shall thereafter have no obligation to keep confidential any information which has been furnished to GeoWaste concerning the Company.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        SPECTRUM GROUP, INC.

                                        By:/S/JOHN PAGLIA
                                           Name:  John Paglia
                                           Title: President

                                           /S/JOHN PAGLIA
                                              John Paglia

                                           /S/MICHAEL PAGLIA
                                              Michael Paglia

                                        GEOWASTE INCORPORATED

                                        By:/S/AMY C. MACF. BURBOTT
                                           Name:  Amy C. MacF. Burbott
                                           Title: Chief Executive Officer

                                        SPECTRUM ACQUISITION CORP.

                                        By:/S/AMY C. MACF. BURBOTT
                                           Name:  Amy C. MacF. Burbott
                                           Title: President